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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
        Pursuant to Section 13 OR 15(d) of The Securities Act of 1934



       Date of Report (Date of earliest event reported) August 21, 1995



                               FP BANCORP, Inc.
                               ----------------
            (Exact name of registrant as specified in its charter)


        California                 0-17650                   33-0018976
        ----------                 --------                   ----------
      (State or other            (Commission                 (IRS Employer
       jurisdiction                File No.)               Identification No.)


    613 West Valley Parkway, Escondido, California             92025-9999
    ----------------------------------------------             ----------
      (Address of principal executive offices)                 (Zip Code)


      Registrant's telephone number, including area code: (619) 741-3312


                                  FP Bancorp
                                  ----------
        (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

FP Bancorp, Inc. issued the following press release on August 21, 1995:

FP Bancorp Inc., the parent company of First Pacific National Bank, announced that it will be merging First Pacific with The Bank of Rancho Bernardo and Rancho Santa Fe National Bank. The mergers are expected to be completed in the first quarter of 1996 and will create the second largest independent bank in San Diego County.

        FP Bancorp and First Pacific National Bank are headquartered in Escondido, California, approximately 25 miles north of downtown San Diego. First Pacific National Bank operates San Diego County branches in Escondido, San Marcos and Lake San Marcos. It also operates branches in the cities of Temecula and Moreno Valley in southern Riverside County. As of June 30, 1995, First Pacific was the fifth largest bank headquartered in San Diego County with assets of $217.6 million, deposits of $198.9 million and loans of $142.0 million.

THE BANK OF RANCHO BERNARDO TO BE ACQUIRED IN A CASH TRANSACTION

        FP Bancorp and RB Bancorp, the parent company of The Bank of Rancho Bernardo, announced an agreement providing for the purchase of both RB Bancorp and its only subsidiary, The Bank of Rancho Bernardo. The terms of the transaction provide for stockholders of RB Bancorp to receive $7,000,000 in cash for the exchange of all outstanding RB Bancorp shares.

        The Bank of Rancho Bernardo is located in the community of Rancho Bernardo in San Diego County, approximately 6 miles south of the city of Escondido, where FP Bancorp's headquarters are located. As of June 30, 1995, The Bank of Rancho Bernardo's assets totaled $57.3 million, deposits were $52.3 million and loans were $38.9 million.

        Harvey I. Williamson, President and Chief Executive Officer of FP Bancorp and First Pacific National Bank, indicated that the similar operating philosophies of the two respective institutions and opportunities for improved efficiencies were the primary driving forces behind the transaction. Mr. Williamson said, "As community banks, we both have long-standing commitments to provide local businesses and consumers with a level of personal service that the major statewide banks just can't match."

        William J. Brehm, Sr., Chairman of RB Bancorp, Inc. stated, "The merger with our neighbor, First Pacific, will benefit our stockholders, customers, employees and the community of Rancho Bernardo. Consolidation in the industry has become inevitable based upon the current economic and regulatory environment."

        The proposed transaction is subject to negotiation of a definitive agreement which will contain a number of customary conditions including the approval of bank regulators and shareholders of RB Bancorp.






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RANCHO SANTA FE NATIONAL BANK MERGER ALSO ANNOUNCED.

        FP Bancorp and Rancho Santa Fe National Bank also announced an agreement for the merger of Rancho Santa Fe National Bank into First Pacific National Bank. The terms of the transaction provide for shareholders of Rancho Santa Fe National Bank to receive 1,332,000 shares of FP common stock in exchange for all outstanding shares of Rancho Santa Fe National Bank. At FP Bancorp's most recently quoted stock price of $7.75, the exchange would be valued at approximately $10.3 million.

        Rancho Santa Fe National Bank is headquartered in Rancho Santa Fe and has branches in Escondido and La Jolla. As of June 30, 1995 the bank had assets totaling $97.3 million, deposits of $86.9 million and loans of $66.5 million.

        "The merger of these two fine, well established financial institutions will allow both stockholder groups to join together in ownership of the dominant bank in north San Diego county and southern Riverside county. This is truly a merger that will benefit both organizations' stockholders and customers," stated Mark N. Baker, Chairman of FP Bancorp.

        John Eggemeyer, Chairman of Rancho Santa Fe National Bank commented, "The consolidation produces a combined shareholder base in excess of 1,700 and consolidated stockholders' equity of over $30 million. We believe that all stockholders will benefit from an even stronger following in the investment community which should result in greater investor interest and more liquidity in the company's stock."

        Upon consummation of the merger John M. Eggemeyer will assume the role as Chairman of FP Bancorp, Inc., while Mark N. Baker will remain Chairman of First Pacific National Bank and assume additional responsibility as Vice Chairman of FP Bancorp.

        The proposed transaction is suject to negotiation of a definitive agreement which will contain a number of customary conditions including the approval of bank regulators and stockholders of FP Bancorp and Rancho Santa Fe National Bank.

CONSOLIDATED BANK WILL BE SAN DIEGO COUNTY'S SECOND LARGEST.

        The acquisitions will result in the exchange of approximately $17.3 million in stock and cash, and will produce the second largest independent bank in San Diego county. If the transaction were consummated as of June 30, 1995, the combined bank would have assets of $372.2 million, deposits of $338.1 million, and loans of $247.4 million. The capital ratios of FP Bancorp and First Pacific National Bank would exceed all regulatory requirements for a well-capitalized institution.

        "These acquisitions will allow us to expand in our current market, bringing the benefits of consolidation to our stockholders, and the high level of First Pacific customer


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service to the customers in the Rancho Bernardo and Rancho Santa Fe communities," stated FP Bancorp's Chairman of the Board, Mark N. Baker.

        FP Bancorp completed the acquisition of Overland Bank in Temecula earlier this year and is proceeding with its strategic plan of growth in its current market area of northern San Diego and southern Riverside counties.

        FP Bancorp's common stock is traded on the Nasdaq SmallCap Market under the symbol FPBN.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FP BANCORP, Inc.
----------------
(Registrant)



By  MICHAEL J. PERDUE
    --------------------------------
    Michael J. Perdue
    Executive Vice President and Chief Operating Officer
    (Duly authorized officer and principal financial officer)


Dated: August 21, 1995




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